Exhibit 10.44

             FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT BY AND BETWEEN NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND JAMES BIGL


     This Fourth Amendment dated November 6, 2002 ("Effective Date") is by and among National Medical Health Card Systems, Inc., (the "Company") and James Bigl ("Employee"). All defined terms used, but not otherwise defined herein, shall have their meanings set forth in the Employment Agreement, as amended, between Company and Employee dated May 3, 2000 and amended July 18, 2001 and as further amended on April 15, 2002 and October 14, 2002 respectively (the "Amended Employment Agreement").

                                   WITNESSETH:

     WHEREAS, the Company and Employee have entered into the Amended Employment Agreement; and

     WHEREAS, both the Company and the Employee are desirous to amend certain provisions of the Amended Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

     1. Section 3 shall be amended to add Section 3.5 which shall state the following:

               In the event of a Change of Control, Executive shall be entitled to receive a transaction bonus payable as follows: (i) 100% of the Executive's current Base Salary and most recently paid annual bonus, payable on the closing of the transaction constituting the Change of Control and (ii) 100% of the Executive's current base salary and most recently paid annual bonus, payable the earlier of six month from the closing of the transaction constituting the Change of Control or the effective date of termination of the Executive for a reason other than pursuant to Section 5.2 of the Amended Agreement. For the purposes of this paragraph Change of Control shall mean (i) the acquisition by any Person or Persons acting as a group (other than any existing shareholder of the Company) following the Commencement Date of more than 50% of the Company's outstanding voting stock; (ii) the merger of the Company with or into another corporation where the Company is not the surviving entity; (iii) any reverse merger in which the Company's shareholders immediately prior to the merger do not have the right to elect a majority of the members of the Board of the surviving entity; or (iv) the sale of all or substantially all of the assets of the Company.

     2. Except as expressly provided herein, all terms and conditions of the Amended Agreement shall be unmodified and in full force and effect.

     3.  From and  after the  execution  and  delivery  of this  Amendment,  all references to the Amended Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Agreement shall hereinafter mean and refer to the Amended Agreement as amended hereby.

     4. This Amendment may be executed in counterparts by the parties hereto, all of which shall constitute one and the same instrument. A facsimile transmission of this signed amendment bearing a signature on behalf of a party hereto shall be binding on such party.


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     IN WITNESS  WHEREOF,  the Company and Employee  have  executed  this Second
Amendment the day and year first above written.

                                  NATIONAL MEDICAL HEALTH CARD
                                  SYSTEMS, INC.
                                  By:

                                  ______________________________________
                                  Bert E. Brodsky, Chairman of the Board


                                  ______________________________________
                                  James Bigl